Exhibit 10.1

February 18, 2016
Via email: bsharples@homeaway.com
Mr. Brian Sharples
Dear Brian,
On behalf of GoDaddy Inc. (“GoDaddy”) I am thrilled to offer you a position as a member of its Board of Directors (the “Board”) commencing after, and subject to, your nomination by the Nominating and Corporate Governance Committee and appointment by the Board. Following your appointment to the Board, you also will be appointed to the Audit Committee, subject to any required approvals. We value your knowledge, expertise and talent and have developed this offer to ensure you will be well compensated for the time and dedication you will bring to our team.
Compensation. We will compensate you for your services as a member of the Board and any Board committee by providing you with the cash and equity compensation set forth in our Outside Director Compensation Policy, adopted on March 11, 2015 (the “Director Compensation Policy”). Under the Director Compensation Policy, you will be paid for your services on the Board and Audit Committee with an annual retainer of $50,000 and $15,000, respectively, as well as the RSU awards set forth below. A copy of our Director Compensation Policy is attached.
RSU Awards. Upon first joining our Board, you will be automatically granted an award of Restricted Stock Units (“RSUs”) with a value of $220,000 (the “Initial Award”). The Initial Award will vest as to 1/3 of the RSUs on each of the next three anniversaries of the Initial Award’s grant date, subject to your continued service through the applicable vesting date.
In addition, on the date of each annual meeting of stockholders (“Annual Meeting”) during your service on the Board, you will be automatically granted an RSU with a value of $220,000 (the “Annual Award”). This Annual Award will vest on the day prior to the date of the next Annual Meeting, subject to your continued service through the applicable vesting date. Our 2016 Annual Meeting is scheduled for June 8.
The Initial Award and any Annual Award are subject to the terms of the Director Compensation Policy and any plans or agreements referenced therein. A copy of the Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement that you will need to execute upon official appointment to the Board is also attached.
Expense reimbursement. You will be reimbursed for all reasonable expenses incurred by you in the performance of your duties in accordance with GoDaddy’s policies.
Indemnification. As with all our directors and executive officers, you will be afforded indemnity protections pursuant to our standard Indemnification Agreement, a copy of which is attached.
Compliance. As you are aware, GoDaddy is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Upon your appointment to the Board, you will become a Section 16 reporting person of GoDaddy, too. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity. In addition, please note that, as a director, you will be subject to the corporate policies of GoDaddy, including its Insider Trading Policy.
No conflict. In accepting our offer, you are representing that you do not know of any conflict that would restrict you from becoming a director of GoDaddy. You also agree that, during the term of your service on the Board, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which GoDaddy or any of its affiliates is now involved or becomes involved during your service on the Board, nor will you engage in any other activities that conflict with your obligations to GoDaddy.

Confidentiality. During the term of your service on the Board and thereafter, you agree to hold in strictest confidence, and not to use, except for the benefit of GoDaddy, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of GoDaddy, except under a non-disclosure agreement duly authorized and executed by GoDaddy. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of GoDaddy and its affiliates (the “GoDaddy Group”), business strategy, contemplated merger and acquisition activity, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the GoDaddy Group’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the GoDaddy Group on whom you called or with whom you became acquainted during the term of your directorship), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include any information which (i) was publicly known or made generally available prior to the time of disclosure by the GoDaddy Group to you; (ii) becomes publicly known or made generally available after disclosure by the GoDaddy Group to you through no wrongful action or omission by you; or (iii) is or was in your rightful possession, without confidentiality obligations, at the time of disclosure by the GoDaddy Group as shown by your then-contemporaneous written records.
Brian, on behalf of myself and the entire GoDaddy Board, we are truly excited to have you on our team and help us make Go Daddy Go! Our Board and Audit Committee meetings are generally held quarterly at our Scottsdale, AZ offices; our next Board meeting is scheduled for Wednesday, March 9 and our next Audit Committee meeting is May 2. Details for both will be forthcoming.
We look forward to receiving your acceptance of this offer, and more importantly, to seeing you on March 9. It’s go time!
Sincerely,
/s/ Nima Kelly
Nima Jacobs Kelly
EVP, General Counsel & Corporate Secretary

I hereby accept the terms and conditions set forth in this letter.
/s/ Brian Sharples
Brian Sharples

22-Feb-2016
Date

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